Exhibit 12(b)
[Ropes & Gray LLP Letterhead]
August 3, 2007
Putnam Managed Municipal Income Trust
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

We consent to the references to our firm in respect of the legal opinion our firm expects to deliver in connection with the proposed combination of Putnam Managed Municipal Income Trust with Putnam High Yield Municipal Trust, with and as part of the Registration Statement of Putnam Managed Municipal Income Trust on Form N-14, and to the references to our firm in the prospectus/proxy statement under the caption “Information about the Proposed Merger—Federal Income Tax Consequences.”

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP